EXHIBIT 3

                      Wellsford Real Properties, Inc.
                             535 Madison Avenue
                          New York, New York 10022


December 28, 1999


Gotham Partners, L.P.
110 East 42nd Street
New York, N.Y. 10017

Ladies and Gentlemen:

          Gotham Partners, L.P. ("Gotham") and Wellsford Real Properties, Inc. ("WRP") have expressed an interest in exploring a possible transaction (the "Transaction") between WRP and an entity which is an affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act) of Gotham.

          In connection with the foregoing and in consideration of confidential information provided by WRP to Gotham, Gotham hereby acknowledges that for a period of one year from the date hereof, neither Gotham nor its affiliates shall, directly or indirectly, (a)(x) solicit, seek or offer to effect or effect, (xx) negotiate with or provide any information to the Board of Directors of WRP, any director or officer of WRP or any stockholder of WRP with respect to, (xxx) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors of WRP, any director or officer of WRP or any stockholder of WRP or any other person with respect to, or (xxxx) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any "solicitation" or "proxies" as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (i) any form of business combination or similar or other extraordinary transaction involving WRP or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of WRP's assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to WRP or any affiliate thereof, (iii) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of WRP or any affiliate thereof, (iv) any proposal to seek representation on the Board of Directors of WRP or to seek to appoint, elect or remove any member of the Board of Directors of WRP or make any public statements proposing or suggesting any change in the Board of Directors or management of WRP or otherwise to seek to control or influence the management, Board of Directors of WRP or any affiliate thereof, (v) any request or proposal to waive, terminate or amend the provisions of this agreement or (vi) any proposal or other statement inconsistent with the terms of this agreement or (b) instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for WRP with) any third party to do any of the foregoing (the actions referred to in (a) and (b) in this sentence are referred to as "Prohibited Actions"), unless and until Gotham has received the prior written invitation or approval of a majority of the Board of Directors of WRP to do any of the foregoing, it being agreed and understood that the entering into of this agreement shall not constitute such invitation or approval; provided, however, that at any time after six months after the date hereof, Gotham and its Affiliates may purchase up to an aggregate of 20% of the outstanding shares of any class of common stock of WRP (including any such shares owned on the date hereof); provided, further that any such shares of common stock that are so acquired shall be voted on all matters submitted to a vote of WRP's stockholders during the six month period beginning six month after the date hereof and ending one year after the date hereof (the "Six Month Period") as directed by the Board of Directors of WRP.

          1. Each of Gotham and WRP acknowledges and agrees that in the event of any breach of this agreement by either party, the other party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that each party, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to an injunction or injunctions to prevent breaches of this agreement by the other party and to compel specific performance of this agreement, without the need for proof of actual damages. Further, each party hereby waives any request for or the seeking or posting of any bond in connection with such injunction or injunctions.

          2. Each of Gotham and WRP agrees that for a period of two years from the date hereof it will not solicit to hire any person then currently employed by the other party.

          3. Each of Gotham and WRP agrees that it will not contact or solicit information from any of the other party's stockholders, employees, tenants, vendors or lenders except to the extent approved in writing by such other party, which consent will not be unreasonably withheld or delayed if such other party intends to continue discussions regarding a Transaction.

          4. For a period of one year from the date hereof, WRP agrees that it will not adopt any stockholders rights plan or similar plan that would directly or indirectly restrict, limit or otherwise affect the ability of Gotham to acquire the beneficial ownership of 20% or less of any class of outstanding common stock of WRP (including any such shares owned on the date hereof).

          5. It is understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          6. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflict of laws thereof. This agreement may not be assigned in whole or in part by either party without the prior written consent of the other party. This agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute the same agreement.

                                      Very truly yours,


                                      WELLSFORD REAL PROPERTIES, INC.


                                      By: /s/ Edward Lowenthal
                                         ---------------------------------



Agreed:

GOTHAM PARTNERS, L.P.


By: Section H Partners, L.P.,
    General Partner

By: DPB Corporation,
    General Partner


    By: /s/ David P. Berkowitz
       -----------------------------
       Title:  President